EXHIBIT 99.1

COMPANY CONTACTS	MEDIA CONTACT
Russell Skibsted	Rachel Lipsitz
SVP & Chief Business Officer	Porter Novelli Life Sciences
619-849-5378
Paul Arndt
Manager, Investor Relations
949-788-6700
SPECTRUM PHARMACEUTICALS ANNOUNCES 2007 FINANCIAL RESULTS AND PIPELINE UPDATE
•	Levoleucovorin for Injection NDA Approved by FDA

•	First Proprietary, Patented, Oncology Drug to be Launched in June 2008

•	Approximately $55 Million in Cash and Equivalents as of December 31, 2007

•	Sumatriptan Injection to be Launched in 4th Quarter 2008

•	EOquin® Phase 3, Registrational Trials Have Enrolled Nearly 300 Patients; 32 Sites in Canada Are Now Enrolling Patients

•	Ozarelix Phase 2b Top-Line Data and Conference Call Expected April 22nd
IRVINE, California — March 14, 2008 — Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI) today reported financial results for the fiscal year ended December 31, 2007.
“2008 is a transformational year for Spectrum as we prepare for the launches of Levoleucovorin, our first FDA-approved proprietary oncology drug, and Sumatriptan Injection,” said Rajesh C. Shrotriya, M.D., Chairman, President and Chief Executive Officer of Spectrum. “Last year we made significant progress in executing on our business plan: We completed the NDA filing for Levoleucovorin, we in-licensed ortataxel, a novel, third generation, oncology drug in phase 2, with the potential to become the first orally available taxane; and we continued advancing the clinical development of EOquin, ozarelix and SPI-1620, all while maintaining a strict cash management discipline. For EOquin registration in Europe we received “Scientific Advice” from European authorities that our current clinical program in the US should be sufficient for EU registration. To maintain enrollment momentum, we expanded the Phase 3 EOquin trial into Canada, and recently commenced patient enrollment in a Phase 1 study for SPI-1620. We expect to announce Phase 2b top-line data and plans for ozarelix on April 22nd. We plan to launch Levoleucovorin in June 2008 and make additional regulatory filings for tablets and the colorectal cancer indication by mid-2008.”
The Company had approximately $55 million in cash, cash equivalents and marketable securities on hand at December 31, 2007. Revenue in fiscal 2007 included approximately $7.7 million in milestone payments and commissions on clinical drug supply from GPC Biotech, compared to fiscal 2006 revenues of approximately $5.7 million. Research and development expenses in fiscal 2007 increased to approximately $33.3 million compared to approximately $23.7 million in fiscal 2006, mostly due to the expanded scope of the Company’s development activities, primarily relating to EOquin, ozarelix, SPI-1620 and the acquisition of ortataxel. General and administrative expenses in fiscal 2007 were approximately $11.6 million, compared to approximately $7.7 million in fiscal 2006, primarily due to increased legal expenses. The Company incurred a fiscal year 2007 net loss of approximately $34 million or approximately ($1.17) per basic and diluted share, compared to a net loss of approximately $23.3 million, or approximately ($0.96) per share in fiscal year 2006.
During the year ended December 31, 2007, net cash used in operations was approximately $25.3 million, compared to net cash used in operations in fiscal 2006 of approximately $13.5 million. This increase of approximately $11.8 million is mainly due to increased clinical research activity with our lead drugs. Approximately 31.2 million shares were issued and outstanding as of December 31, 2007.
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

Recent Highlights and Upcoming Milestones
•	Levoleucovorin for Injection, a Novel Folate Analog with Orphan Drug Designation
•	Approved by FDA on March 7, 2008

•	Plan to file a supplemental NDA for colorectal cancer by mid-year 2008

•	Plan to file NDA amendment for oral tablets by mid-year 2008

•	Plan to launch in June 2008
•	EOquin®, For Non-Invasive Bladder Cancer
•	Phase 3 clinical, registrational trial expanded into Canada

•	Nearly 300 patients enrolled
•	Ozarelix, for Benign Prostate Hypertrophy
•	Phase 2b top line data expected to be announced on April 22nd

•	Plan to initiate next study in 2Q 2008
•	SPI-1620, a Novel Adjunct to Chemotherapy
•	Began patient enrollment in Phase 1 study
•	Sumatriptan Injection, for Migraines
•	Launch expected in 4Q 2008
Conference Call
Spectrum Pharmaceuticals expects to host a conference call to discuss these financial results and pipeline review on April 22, 2008, when top-line ozarelix Phase 2b data are available.
About Spectrum Pharmaceuticals Spectrum Pharmaceuticals is focused on building a diversified portfolio of promising late stage drugs, and advancing them through clinical development, regulatory process and commercialization. The company’s pipeline includes promising early and late-stage drug candidates with unique formulations and mechanisms of action that address the needs of seriously ill patients. For more information, please visit our website at www.spectrumpharm.com.
Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize its portfolio of drug candidates, the Company’s promising pipeline, that ozarelix Phase 2b top-line data will be available by April 22, that sumatriptan injection will be launched in the 4th quarter 2008, that ortataxel has the potential to become the first orally available taxane, that for levoleucovorin we will file a supplemental NDA for colorectal cancer and NDA amendment for oral tablets by mid-year 2008, that we will launch levoleucovorin in June, that the next trial for ozarelix will start in 2Q08 and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
EOQUIN ®, SPECTRUM PHARMACEUTICALS, INC.™, TURNING INSIGHTS INTO HOPE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.
(C) 2008 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)
Summary Condensed Consolidated Statement of Operations (Unaudited)

	Years Ended December 31,
	2007	2006	2005
Revenues	$7,672	$5,673	$577

Operating expenses:
Cost of product sold	—	97	397
Research and development	33,285	23,727	13,483
General and administrative	11,582	7,741	6,619
Total operating expenses	44,867	31,565	20,499

Loss from operations	(37,195)	(25,893)	(19,922)
Other income, net	3,139	2,606	1,279
Net loss before minority interest in consolidated subsidiary	(34,056)	(23,287)	(18,643)
Minority interest in net loss of consolidated subsidiary	20	3	1

Net loss	$(34,036)	$(23,284)	$(18,642)

Basic and diluted net loss per share	$(1.17)	$(0.96)	$(1.06)

Basic and diluted weighted average common shares outstanding	29,013,850	24,311,306	17,659,602

Summary Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
	2007	2006
Cash, cash equivalents and marketable securities	$55,659	$50,697
Accounts Receivable, net	191	1,150
Other current assets	762	440

Total current assets	56,612	52,287
Property and equipment, net and other assets	928	830
Total assets	$57,540	$53,117

Total liabilities	$8,791	$7,268
Minority Interest	—	20
Stockholders’ equity	48,749	45,829
Total liabilities and stockholders’ equity	$57,540	$53,117